Exhibit 4.2

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 2, 2015, among HARRIS CORPORATION (or its permitted successor), a Delaware corporation (the “Company”), EXELIS INC. (or its permitted successor), an Indiana corporation and a subsidiary of the Company (the “Guaranteeing Subsidiary”), and THE BANK OF NEW YORK MELLON (as successor to Chemical Bank), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of May 1, 1996 (as amended or supplemented, the “Indenture”) providing for the issuance from time to time of an unlimited amount of senior notes;

WHEREAS, the Company currently has issued and outstanding under the Indenture $25,800,000 aggregate principal amount of 6.35% Debentures due January 15, 2028 (the “Notes”);

WHEREAS, pursuant to an underwriting agreement, date as of April 22, 2015, between the Company and Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named therein, the Company has agreed under certain circumstances to cause the Guaranteeing Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 11.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without notice to or consent of the Holders of the Notes.

NOW THEREFORE, in consideration of the foregoing, the Company, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE ONE.

DEFINITIONS

SECTION 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture or in the securities evidencing the Notes.

ARTICLE TWO.

NOTE GUARANTEE

SECTION 2.01. Guarantee.

(a) The Guaranteeing Subsidiary, as primary obligor and not merely as surety hereby unconditionally guarantees, on an unsecured senior basis, to each Holder of the Notes authenticated and delivered by the Trustee and to the Trustee and its successors and assigns with respect to the Notes, that:

(1) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to such Holders or the Trustee hereunder or under the Indenture will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of the Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (all obligations guaranteed hereby, herein called the “Guaranteed Obligations”).

Failing payment when due of any amount so guaranteed for whatever reason, the Guaranteeing Subsidiary will be obligated to pay the same immediately. The Guaranteeing Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guaranteeing Subsidiary hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged with respect to the Notes except by (i) the payment in full of the Guaranteed Obligations with respect to the Notes or (ii) as otherwise set forth in Section 2.05 hereof.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guaranteeing Subsidiary or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guaranteeing Subsidiary, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) The Guaranteeing Subsidiary agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guaranteeing Subsidiary further agrees that, as between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Seven of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article Seven of the Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Note Guarantee, in each case, with respect to the Notes so accelerated. The Guaranteeing Subsidiary will have the right to seek contribution from any non-paying guarantor (if any) so long as the exercise of such right does not impair the rights of the Holders under this Note Guarantee.

SECTION 2.02. Limitation on Guarantor Liability.

Notwithstanding any term of this Note Guarantee or the Indenture to the contrary, the obligations of the Guaranteeing Subsidiary will be limited to the maximum amount that will not, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guaranteeing Subsidiary that are relevant under law, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor (if any), render this Notes Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 2.03. Execution and Delivery of Note Guarantee.

The execution by the Guaranteeing Subsidiary of this Supplemental Indenture evidences the Note Guarantee of the Guaranteeing Subsidiary, whether or not the person signing as an officer of the Guaranteeing Subsidiary still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guaranteeing Subsidiary.

The Guaranteeing Subsidiary hereby agrees that its Note Guarantee set forth in Section 2.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

SECTION 2.04. Guarantors May Consolidate, etc., on Certain Terms.

(a) The Guaranteeing Subsidiary may not in a single transaction or series of related transactions, consolidate or merge with or into any other person, or sell or transfer all or substantially all of its property and assets to any other person, other than the Company, unless (a) the person formed by or resulting from any such consolidation or merger, or which shall have received the transfer of all or substantially all of the property and assets of the Guaranteeing Subsidiary, is or becomes a guarantor of the Notes on substantially the same terms as are provided for herein or shall assume the due and punctual performance and observance of all of the covenants and conditions to be performed or observed by the Guaranteeing Subsidiary hereunder and under the Indenture and (b) the Guaranteeing Subsidiary, such person or such successor person, as the case may be, shall not, immediately after such consolidation, merger, sale or transfer, be in default in the performance of any such covenant or condition.

(b) Subject to the provisions of Section 2.04(a), nothing in this Supplemental Indenture or the Indenture shall prevent any consolidation or merger of the Guaranteeing Subsidiary with or into any other person, or any sale, or transfer of all or substantially all of the property and assets of the Guaranteeing Subsidiary to any other person lawfully entitled to acquire the same; provided, however, that the Guaranteeing Subsidiary covenants and agrees, that any such consolidation, merger, sale, or transfer (other than with or to the Company or another guarantor) shall be upon the condition that the due and punctual payment of the guaranteed principal, premium, if any, and interest of all the Notes according to their tenor, and the due and punctual performance and observance of all the terms, covenants and conditions of this Supplemental Indenture and the Indenture to be kept or performed by the Guaranteeing Subsidiary shall, by an indenture supplemental hereto, executed and delivered to the Trustee, be assumed by the person formed by or resulting from any such consolidation or merger (provided that no such supplemental indenture shall be required if the Guaranteeing Subsidiary is the surviving person upon the consolidation or merger), or which shall have received the transfer of all or substantially all of the property and assets of the Guaranteeing Subsidiary. Every such successor person upon executing an indenture supplemental hereto, as provided in this Section 2.04(b), in either substantially the same form as this Supplemental Indenture or in another form reasonably satisfactory to the Trustee, shall succeed to and be substituted for the Guaranteeing Subsidiary with the same effect as if it had been named herein as the “Guaranteeing Subsidiary.”

(c) In the event of any such sale or transfer (other than a transfer by way of lease), the Guaranteeing Subsidiary or any successor person which shall theretofore have become such in the manner described in this Section shall be discharged from all obligations and covenants under this Supplemental Indenture, the Indenture and the Note Guarantee.

(d) Subject to the provisions of Section 8.01 of the Indenture, the Trustee shall receive an Opinion of Counsel (subject to customary exceptions and exclusions) as conclusive evidence that any such merger, consolidation, sale or any such supplemental indenture complies with the foregoing conditions and provisions of this Section 2.04.

SECTION 2.05. Releases.

The Note Guarantee of a guarantor of the Notes will be automatically released and discharged with respect to the Notes:

(a) in connection with any sale or other disposition of (i) all of the assets of the Guaranteeing Subsidiary (including by way of merger, consolidation or otherwise) to a person that is not (either before or after giving effect to such transaction) the Company or a subsidiary of the Company; provided that the requirements set forth in Section 2.04 hereto are satisfied or (ii) all of the Capital Stock of the Guaranteeing Subsidiary to a person that is not (either before or after giving effect to such transaction) the Company or a subsidiary of the Company;

(b) upon satisfaction and discharge with respect to the Notes in accordance with Article Four of the Indenture;

(c) if the Holders of a majority in aggregate principal amount of the Notes consent to such release, in accordance with the Article Eleven of the Indenture;

(d) if the Guaranteeing Subsidiary merges with and into the Company;

(e) the Guaranteeing Subsidiary merges with and into any person that is or becomes a guarantor of the Notes; provided that the requirements set forth in Section 2.04 hereto are satisfied; or

(f) upon the payment in full of the Guaranteed Obligations with respect to the Notes.

In connection with any release of the Guaranteeing Subsidiary’s obligations under its Note Guarantee pursuant to clause (a) above upon delivery by the Company to the Trustee of an Opinion of Counsel and an Officers’ Certificate to the effect that such release was made in accordance with the provisions of the Indenture, the Trustee will execute any documents reasonably required by the Company or the Guaranteeing Subsidiary in order to evidence the release of the Guaranteeing Subsidiary from its obligations under its Note Guarantee. The Company shall give the Holders of the Notes prompt notice of any such release.

Until such time as the Guaranteeing Subsidiary is released from its obligations under its Note Guarantee in respect of the Notes as provided in this Section 2.05, such Guaranteeing Subsidiary will remain liable for the Guaranteed Obligations.

SECTION 2.06. Notices. Notice to the Guaranteeing Subsidiary shall be sufficient if addressed to such Guaranteeing Subsidiary in care of the Company at the address, place and manner provided in Section 13.04 of the Indenture.

SECTION 2.07. Event of Default. The following Event of Default shall be added to the Indenture as Section 7.01(h):

“(h) any Guaranteeing Subsidiary repudiates its obligations under its Note Guarantee or, except as permitted by the Supplemental Indenture providing for such Note Guarantee, such Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.”

The first line of the second paragraph of Section 7.01 of the Indenture and the term “defaults”, as defined in Section 7.07 of the Indenture, shall be deemed to include a reference to Section 7.01(h).

ARTICLE THREE.

MISCELLANEOUS

SECTION 3.01. Successors and Assigns of the Company and the Guaranteeing Subsidiary. All the covenants, stipulations, promises and agreements contained in this Supplemental Indenture by or in behalf of the Company and the Guaranteeing Subsidiary shall bind their respective successors and assigns, whether so expressed or not.

SECTION 3.02. Provisions of Trust Indenture Act of 1939 to Control. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act of 1939 that is required under such Act to be a part of and govern this Supplemental Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act of 1939 that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 3.03. Effect of Invalidity of Provisions. In case any one or more of the provisions contained in this Supplemental Indenture or in the Note Guarantee shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of such Note Guarantee, but this Supplemental Indenture and such Note Guarantee shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.04. Supplemental Indenture and Note Guarantee to Be Construed in Accordance with New York Law. This Supplemental Indenture and the Note Guarantee shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of law principles.

SECTION 3.05. Supplemental Indenture May Be Executed in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 3.06. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 3.07. Recitals by Company and Guaranteeing Subsidiary. The recitals in this Supplemental Indenture are made by the Company and the Guaranteeing Subsidiary only and not by the Trustee, all of the provisions contained in the Indenture in respect of the rights, privileges, indemnities, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture and the Note Guarantee as fully and with like effect as if set forth herein in full and the Trustee shall not be responsible for the validity or sufficiency of this Supplemental Indenture or the Note Guarantee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Exelis Inc., as Guaranteeing Subsidiary

By:	/s/ Janet L. McGregor
Name: Janet L. McGregor
Title: Corporate Vice President, Treasurer and Assistant Secretary

Harris Corporation

By:	/s/ Miguel A. Lopez
	Name:	Miguel A. Lopez
	Title:	Senior Vice President and Chief Financial Officer

The Bank of New York Mellon, as Trustee

By:	/s/ Larry O’ Brien
Authorized Officer

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